UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 12, 2007

Xethanol Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-50154	84-1169517
(Commission File Number)	(IRS Employer Identification No.)

1185 Avenue of the Americas New York, New York	10036
(Address of Principal Executive Offices)	(Zip Code)

(646) 723-4000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On November 13, 2007, Xethanol Corporation (“Xethanol”), the registrant, entered into a Mutual Termination Agreement with Fusion Capital Fund II, LLC (“Fusion”), terminating effective immediately (1) a Common Stock Purchase Agreement with Fusion and (2) a Registration Rights Agreement with Fusion, each dated as of October 18, 2005. A copy of the Mutual Termination Agreement is attached to this report as Exhibit 10.1 and is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 12, 2007, Mr. Christopher d’Arnaud-Taylor, currently a director of Xethanol, informed Xethanol that he would not stand for reelection as a director at the company’s upcoming annual meeting of stockholders.” There were no disagreements with Xethanol that led to Mr. d’Arnaud-Taylor’s decision.

Also on November 12, 2007, Mr. Lawrence Bellone, currently a director of Xethanol, informed Xethanol that he would not stand for reelection as a director at the company’s upcoming annual meeting of stockholders because of his disagreement with current management regarding the company’s performance in 2007 and its future direction. Mr. Bellone announced his decision after he made a presentation to the board of directors in which he requested that the board elect him as Xethanol’s Chief Executive Officer. The Board did not elect Mr. Bellone as Chief Executive Officer. Mr. Bellone continues to serve as Xethanol’s Executive Vice President, Corporate Development and will remain a director until the next meeting of stockholders. Xethanol has provided Mr. Bellone with a copy of the foregoing disclosure, and he has informed the company that he concurs with it.

On November 12, 2007, Mr. Bellone resigned as Xethanol’s principal accounting officer. On November 12, 2007, the board of directors of Xethanol appointed Mr. Gary Flicker as Xethanol’s principal accounting officer, effective immediately. Mr. Flicker has served as Xethanol’s Chief Financial Officer, Executive Vice President and Secretary since January 29, 2007 and will continue in those positions.

Mr. Flicker, age 48, became Xethanol’s Chief Financial Officer, Executive Vice President, and Secretary on January 29, 2007. From May 2002 through January 2007, Mr. Flicker was President and Chief Executive Officer of Flick Financial, a professional CPA/financial services firm founded by Mr. Flicker to assist businesses with their financial and related accounting needs. From March 2004 to November 2006, Flick Financial had been engaged by HealthSouth Corp. to assist in restating its financial statements. From 1997 through 2002, Mr. Flicker was the Executive Vice President and Chief Financial Officer of DVL, Inc., which owns and services commercial mortgage loans and manages real estate properties and partnerships. Mr. Flicker has been an independent member of the board of directors of DVL since 2004 and chairs its audit committee. He is a licensed CPA in New York and Georgia and is a Member of the American Institute of Certified Public Accountants.

Except for the foregoing, there has been no transaction during the past two years, or proposed transaction, to which Xethanol was or is to be a party in which Mr. Flicker had a direct or indirect interest required to be disclosed under Item 404 of Regulation S-K. There are no family relationships between Mr. Flicker and any other officer or director of Xethanol.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In August 2006, the Securities and Exchange Commission approved new listing standards of the American Stock Exchange that require existing and new securities listed on the American Stock Exchange to be eligible for a Direct Registration System by January 1, 2008. Effective November 12, 2007, the board of directors of Xethanol adopted a resolution amending and restating Xethanol’s bylaws to permit issuance, transfer and registration of uncertificated shares to be eligible for a Direct Registration System as required by the American Stock Exchange for continued listing. The amendment also revised and updated the provisions in the bylaws for giving notice of board and shareholder meetings

A copy of the Amended and Restated Bylaws of Xethanol Corporation is attached to this report as Exhibit 3.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)     Exhibits

Exhibit No.	Exhibit

3.1	Amended and Restated Bylaws of Xethanol Corporation.

10.1	Mutual Termination Agreement by and between Xethanol Corporation and Fusion Capital Fund II, LLC dated November 13, 2007.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xethanol Corporation

Date: November 16, 2007	By:	/s/ David R. Ames
David R. Ames
Chief Executive Officer and President